Exhibit 99.1

Bassett Furniture Industries, Inc.	Jay S. Moore, Dir. of Communications
P.O. Box 626	(276) 629-6450
Bassett, VA 24055	jsmoore@bassettfurniture.com

For Immediate Release

Bassett Furniture News Release

Bassett Announces Plan to Close Fiberboard Facility

(Bassett, Va.) – October 15, 2009 – Bassett Furniture Industries Inc. (NASDAQ: BSET) announced today that it is closing its fiberboard facility in Bassett, Va. The plant, which began production in 1970, produces medium density fiberboard (MDF) made from wood fibers. The closure of the facility will occur by the end of the year, affecting approximately 45 employees.

“We have struggled with this decision for some time and regret the impact it will have on our employees,” said Robert H. Spilman Jr., president and chief executive office. “Unfortunately, the local demand for medium density fiberboard has been depressed and no longer supports our long-term strategy. The Bassett fiberboard employees have been extremely dedicated and loyal for many years. We will provide them with outplacement assistance and severance to make the transition as smooth as possible under the circumstances.”

In connection with the closing of this facility, the Company expects to record a charge of approximately $1.0 million in the fourth quarter primarily associated with the writedown of property and equipment.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 105 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-G)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2009, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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